Exhibit 5.4

[Letterhead of Edwards Angell Palmer & Dodge LLP]

May 5, 2008

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006-1470

Re:	Biomet, Inc. - 10% Senior Notes due 2017, 10 3/8%/11 1/8% Senior Toggle Notes due 2017 and 11 5/8% Senior Subordinated Notes due 2017

Ladies and Gentlemen:

We have acted as special counsel to Biomet 3i, LLC, Biomet Microfixation, LLC and Biomet Florida Services, LLC, each a Florida limited liability company (collectively, the “Florida Guarantors”), in connection with a Registration Statement on Form S-4 to be filed by Biomet, Inc., an Indiana corporation (the “Issuer”), and the Florida Guarantors and certain other direct or indirect subsidiaries of the Issuer (such subsidiaries, together with the Florida Guarantors, the “Guarantors”) on or about the date hereof (the “Registration Statement”) with the U.S. Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offering of up to (1) $775,000,000 in aggregate principal amount of 10% Senior Notes due 2017, (2) $775,000,000 in aggregate principal amount of 10 3/8%/11 1/8% Senior Toggle Notes due 2017, and (3) $1,015,000,000 in aggregate principal amount of 11 5/8% Senior Subordinated Notes due 2017 (collectively, the “Exchange Notes”) guaranteed by the Guarantors (the “Exchange Guarantees,” and together with the Exchange Notes, the “Securities”) in exchange for any and all of its outstanding (1) 10% Senior Notes due 2017; (2) 10 3/8%/11 1/8% Senior Toggle Notes due 2017 and (3) 11 5/8% Senior Subordinated Notes due 2017, respectively (collectively, the “Outstanding Notes”), guaranteed by the Guarantors (the “Outstanding Guarantees”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion, we have examined the following documents and records:

(1)	The Articles of Organization of each of the Florida Guarantors, each as amended to date;

(2)	The Articles of Incorporation of each of the Florida Guarantors, as in effect on and from September 25, 2007 until February 28, 2008;

(3)	The Operating Agreements of each of the Florida Guarantors, each as amended to date;

(4)	The Bylaws of each of the Florida Guarantors, as in effect on and from September 25, 2007 until February 28, 2008;

(5)	A Certificate of Good Standing for each of the Florida Guarantors issued by the Florida Secretary of State on April 16, 2008;

(6)	An executed copy of the Senior Notes Indenture, dated as of September 25, 2007 (the “Senior Notes Indenture”), among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Securities to be issued pursuant thereto;

(7)	An executed copy of the First Supplemental Senior Notes Indenture, dated as of October 16, 2007 (the “Supplemental Senior Notes Indenture”), among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Securities to be issued pursuant thereto;

(8)	An executed copy of the Senior Subordinate Notes Indenture, dated as of September 25, 2007 (the “Senior Subordinated Notes Indenture”), among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Securities to be issued pursuant thereto;

(9)	An executed copy of the First Supplemental Senior Subordinate Notes Indenture, dated as of October 16, 2007 (together with the Senior Notes Indenture, the Supplemental Senior Notes Indenture and the Senior Subordinated Notes Indenture, the “Indentures”), among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Securities to be issued pursuant thereto;

(10)	A draft of the Registration Statement in substantially final form; and

(11)	All corporate minutes and proceedings of the Florida Guarantors relating to the Exchange Guarantees by the Florida Guarantors being registered under the Registration Statement (the “Florida Exchange Guarantees”).

With respect to factual matters, we have relied upon information and certificates obtained from managers of the Companies dated April 22, 2008. We have also made such inquiries and examined, among other things, such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of the Florida Exchange Guarantees. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

The opinions hereinafter expressed are qualified to the extent that (i) the enforceability of any right or remedy may be subject to or affected by any bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, whether the issue of enforceability is considered in a proceeding in equity or at law; (ii) the remedy of injunctive relief, specific performance and any other equitable remedies may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion; and (iii) the enforceability of any right or remedy may be subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or in law) and to the discretion of the court before which proceedings thereof may be brought.

We are qualified to practice law in the State of Florida and do not purport to express any opinion herein concerning any law other than the laws of the State of Florida.

Based upon the foregoing, and subject to the qualifications, limitations, assumptions and exceptions set forth herein, it is our opinion that:

1.	The Florida Guarantors are validly existing as limited liability companies in good standing under the laws of the State of Florida. As of the date of the Indentures, the Florida Guarantors, as corporations prior to conversion of the Florida Guarantors from corporations to limited liability companies, had corporate power and authority to enter into, and as of the date hereof, after conversion of the Florida Guarantors from corporations to limited liability companies, have corporate power and authority to perform their respective obligations under, the Indentures.

2.	The Florida Exchange Guarantees have been duly authorized by the Florida Guarantors.

3.	The execution and delivery of each of the Indentures was duly authorized by all necessary corporate action of the Florida Guarantors, and each of the Indentures was duly executed and delivered by the Florida Guarantors.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP
Edwards Angell Palmer & Dodge LLP

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